Exhibit 99.1

AÉROPOSTALE, INC. ANNOUNCES EXECUTIVE APPOINTMENTS; INCREASES FOURTH QUARTER OUTLOOK

Marc D. Miller Appointed Chief Operating Officer
David J. Dick to Join as Chief Financial Officer
Increases Fourth Quarter Outlook

New York, New York - February 9, 2015 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced two executive appointments that realign responsibilities and strengthen its leadership team. The management appointments are as follows:

Marc D. Miller, Executive Vice President and Chief Financial Officer, has been appointed Executive Vice President and Chief Operating Officer. Mr. Miller joined Aéropostale in 2005 as Vice President of Strategic Planning and New Business Development and was promoted to Group Vice President in 2006, Senior Vice President in 2007 and appointed Chief Financial Officer in 2010. In his new role, Mr. Miller will be responsible for all aspects of supply chain management, including production, planning and allocation, and logistics, real estate and construction. He will also be responsible for human resources, and continue to be responsible for strategic planning and new business development, including international licensing. In his new role, Mr. Miller will continue to report to Julian R. Geiger, Chief Executive Officer.

David J. Dick will join the Company as Senior Vice President and Chief Financial Officer on February 17, 2015. From 2009 to 2014, Mr. Dick served as the Senior Vice President, Chief Financial Officer and Treasurer of dELiA*s, Inc., after serving as Vice President, Controller and Chief Accounting Officer of the retailer from 2008 to 2009. Prior to that, Mr. Dick was the Chief Financial Officer of Charlie Brown’s Acquisitions Corp., a multi-concept casual dining restaurant operator, from 2006 to 2007. Additionally, Mr. Dick held a number of positions at Linens ’n Things from 1993 to 2006, including Vice President, Controller and Treasurer. He is a certified public accountant, and will be responsible for the finance organization, investor relations, and information technology. Mr. Dick will report to Julian R. Geiger, Chief Executive Officer.

Julian R. Geiger, Chief Executive Officer, said, “We are all enthusiastic about the appointment of Marc to Chief Operating Officer. Marc has been an integral part of Aéropostale’s leadership team and a champion of our special culture throughout the last ten years. Marc will undoubtedly have a more profound impact on our organization in his new role, and we look forward to his positive contributions as we execute Aéropostale’s turnaround.”

Mr. Geiger continued, “We are thrilled to have someone of David’s caliber join Aéropostale as Chief Financial Officer. David’s extensive financial and retail experience will support and facilitate our corporate goals as we navigate through this important juncture in Aéropostale’s history. We expect a seamless transition as Marc assists David during his first few months at Aéropostale.”

UPDATES FOURTH QUARTER 2014 OUTLOOK

In conjunction with today’s announcement, the Company also announced certain preliminary and unaudited financial results for the fourth quarter of fiscal 2014.

For the fourth quarter of fiscal 2014, net sales decreased 11% to $594.5 million, from $670.0 million in the year ago period. Comparable sales, including the e-commerce channel, for the fourth quarter decreased by 9%, compared to a 15% decrease last year.

Based on better than expected sales, margins, and expense management for the month of January, the Company now expects an operating (loss)/profit for the fourth quarter of fiscal 2014 in the range of approximately ($2.0)

to $2.0 million, which translates to a net loss in the range of approximately ($0.06) to ($0.01) per diluted share based on the Company’s originally estimated tax rate of approximately 4.0%. This revised outlook compares to the Company’s previously issued guidance of operating losses in the range of ($18.0) to ($23.0) million, which translated to a net loss in the range of approximately ($0.25) to ($0.31) per diluted share. This earnings guidance does not include the impact of any asset impairments, real estate consulting fees, lease buyout costs, severance, other accelerated store closure costs or restructuring costs.

Mr. Geiger continued, “I am encouraged with the progress we are making and that we were able to deliver higher comparable sales and margins in January, which allowed us to exceed our updated guidance. With today’s announced executive appointments, we are returning to an organizational structure that existed when Aéropostale registered its most significant gains in sales and profitability. As a result of this progress and of the changes we are making, I believe we are better positioned to restore the luster of the Aéropostale brand and our overall financial results, as we continue to navigate through a challenging retail environment.”

The Company expects to announce fourth quarter and fiscal 2014 earnings results on Thursday, March 12, 2015 at 4:15 PM (EST).

About Aéropostale, Inc.
Aéropostale®, Inc. is a primarily mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-olds through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high quality fashion and fashion basic merchandise at compelling values in an exciting store environment. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can be purchased in Aéropostale® stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com and www.aeropostale.com. The Company currently operates 773 Aéropostale® stores in 50 states and Puerto Rico, 61 Aéropostale stores in Canada and 26 P.S. from Aéropostale® stores in 12 states and Puerto Rico. In addition, pursuant to various licensing agreements, our licensees currently operate 239 Aéropostale® and P.S. from Aéropostale® locations in the Middle East, Asia, Europe, and Latin America. Since November 2012, Aéropostale, Inc. has operated GoJane.com, Inc., an online women’s fashion footwear and apparel retailer.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" MADE IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS STRATEGIES; RISKS ASSOCIATED WITH THE COMPANY’S ABILITY TO IMPLEMENT AND REALIZE THE ANTICIPATED BENEFITS OF THE COMPANY’S STRATEGIC INITIATIVES AND COST REDUCTION PROGRAM, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

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